Exhibit 99.1

News Release
FIS Reports Third Quarter 2021 Results
•Increased revenue 10% while generating strong profitability and cash flow, demonstrating superior execution
•Achieved annual run-rate revenue synergies and operational expense synergies of approximately $600 million and $475 million, respectively
•Repurchased $1.2 billion in shares, tripling the pace of first and second quarter buybacks

JACKSONVILLE Fla., November 4, 2021 - FIS® (NYSE:FIS), a global leader in financial services technology, today reported its third quarter 2021 results.

“Our team continues to execute exceptionally well,” said Gary Norcross, FIS Chairman and Chief Executive Officer. “We’re successfully leveraging our broad portfolio and global reach to speed innovation. Further, our robust cash flow enabled us to accelerate share buybacks during the third quarter without sacrificing our ability to execute our growth-focused M&A strategy.”

Third Quarter 2021
On a GAAP basis, revenue grew by more than $300 million, or 10%, to $3.5 billion. Net earnings attributable to common stockholders was $158 million or $0.26 per diluted share.

On an organic basis, which excludes the impact of foreign exchange, revenues also grew 10%. Adjusted EBITDA grew 17% to $1.6 billion. Adjusted EBITDA margin expanded by 270 basis points (bps) to 45.2%, primarily due to high contribution margins from revenue growth as well as ongoing revenue and expense synergies. Adjusted net earnings increased 21% to $1.1 billion and adjusted net earnings per share increased 22% to $1.73 per diluted share.

($ millions, except per share data, unaudited)	Three Months Ended September 30,
			%	Organic
	2021	2020	Change	Growth[1]
Revenue	$3,507	$3,197	10%	10%
Merchant Solutions	1,161	1,017	14%	13%
Banking Solutions	1,610	1,488	8%	8%
Capital Market Solutions	654	587	11%	10%
Corporate and Other	82	105	(21)%
Adjusted EBITDA	$1,585	$1,357	17%
Adjusted EBITDA Margin	45.2%	42.5%	270 bps
Net earnings attributable to FIS common stockholders (GAAP)	$158	$20	*
Diluted EPS (GAAP)	$0.26	$0.03	*
Adjusted net earnings	$1,070	$887	21%
Adjusted EPS	$1.73	$1.42	22%
* Indicates comparison not meaningful
1 Organic growth excludes the impact of foreign currency exchange fluctuation (FX) as there was no M&A impact during the quarter

Operating Segment Information
• Merchant Solutions:
Revenue grew 14%, including a 4% headwind created by the unusual shift of the U.S. tax reporting deadline in 2020 to July 15 from April 15. As compared to the third quarter of 2019 (pro forma for the Worldpay acquisition), revenue grew 16% to $1.2 billion as the global economy continues to recover from the ongoing pandemic. Adjusted EBITDA increased 23% over the prior year period to $600 million. Adjusted EBITDA margin expanded 380 basis points to 51.7%, primarily due to high contribution margins from new revenue as well as ongoing synergies.

To further increase transparency, FIS is publishing quarterly volume and transaction data for its Merchant segment, and third quarter performance is described in the following paragraph. Please see the “Additional Merchant Disclosure” section below for historical quarterly volume and transaction data, dating back to the first quarter of 2019. Proforma results are included for the first three quarters of 2019.

During the third quarter, Global Volume increased 17% to $530 billion, and Transactions increased 11% to 12.0 billion. As compared to the third quarter of 2019, Global Volume grew 23% and Transactions grew 13%. Volume growth in excess of transaction growth reflects an increase in the average dollar value of each transaction (or increased average ticket) during the period. As compared to 2019, the pace of average ticket increase slowed in the third quarter relative to that of the first and second quarters, contributing to the continued improvement in revenue yield on volume.

• Banking Solutions:
Revenue grew 8% to $1.6 billion. Banking’s strong third quarter performance is primarily due to new sales execution. On an organic basis, which excludes the impact of FX, revenue also increased 8%. Adjusted EBITDA increased 14% to $742 million. Adjusted EBITDA margin expanded 250 basis points over the prior year period to 46.1%, primarily due to revenue mix, high contribution margins from new revenue, and ongoing synergies related to the Worldpay acquisition.

• Capital Market Solutions:
Revenue grew 11% to $654 million. Capital Market’s strong third quarter performance is primarily due to robust sales of end-to-end SaaS solutions and includes an approximate 2% benefit from the timing of renewals. On an organic basis, which excludes the impact of FX, revenue increased 10%. Adjusted EBITDA increased 20% to $316 million. Adjusted EBITDA margin expanded 330 basis points over the prior year period to 48.4%, primarily due to high contribution margins from new revenue and revenue mix.

Integration Update
The Company achieved synergies related to the Worldpay acquisition, exiting the third quarter of 2021 as follows:

•Revenue synergies of approximately $600 million on an annual run-rate basis, including strong cross-selling wins spanning the Premium Payback loyalty network, digital banking, issuer, core software and data wins. The Company expects to achieve its $700 million annual run-rate revenue synergy target by the end of the year.

•Cost synergies of approximately $875 million, including approximately $475 million of operating expense synergies. The Company expects to achieve its $900 million annual run-rate expense synergy target by the end of the year, including operating expense synergies of approximately $500 million.

Balance Sheet and Cash Flows
As of September 30, 2021, debt outstanding totaled $19.8 billion. Third quarter net cash provided by operating activities was $1.8 billion, and free cash flow was $1.1 billion.

FIS paid dividends of $238 million and repurchased $1.2 billion in shares during the third quarter. The company tripled its pace of share repurchase during the third quarter as compared to that of the first and second quarters and has repurchased $2.0 billion in shares year-to-date. The company has 85 million shares remaining under its existing 100 million share repurchase authorization.

Full-Year 2021 GAAP Guidance

($ millions, except share data)	FY 2021
Revenue	$13,900 - $14,000
Diluted EPS	$0.70 - $0.80

Full-Year 2021 Non-GAAP Guidance

($ millions, except share data)	FY 2021
Revenue (GAAP)	$13,900 - $14,000
Adjusted EPS	$6.50 - $6.60

Additional Merchant Disclosure

	2019 [1]					2020					2021
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q
Revenue ($M)	$937	$1,083	$1,003	$1,090	$4,113	$935	$812	$1,017	$1,003	$3,767	$966	$1,177	$1,161
Growth (Reported)	7%	8%	4%	8%	7%	—%	(25)%	1%	(8)%	(8)%	3%	45%	14%
Growth vs 2019											3%	9%	16%
Global Volume[2] ($B)	$400	$432	$430	$461	$1,723	$420	$399	$452	$486	$1,756	$468	$539	$530
Growth	(1)%	4%	5%	6%	4%	5%	(8)%	5%	5%	2%	12%	35%	17%
Growth vs 2019											17%	25%	23%
US Volume[2] ($B)	$291	$316	$315	$338	$1,260	$311	$306	$336	$357	$1,310	$349	$398	$392
Growth	6%	8%	9%	10%	8%	7%	(3)%	7%	6%	4%	12%	30%	17%
Growth vs 2019											20%	26%	25%
Transactions (B)	9.8	10.4	10.6	11.2	41.9	10.5	9.3	10.8	11.3	41.8	10.7	11.7	12.0
Growth	2%	4%	3%	2%	3%	7%	(11)%	2%	1%	—%	2%	26%	11%
Growth vs 2019											10%	12%	13%
1 2019 results are pro forma for the Worldpay acquisition.
2 Volume refers to the total dollar value of the transactions processed during the stated period.

COVID-19 Update
We have continued to prioritize investments in solutions and services that help address the needs of our clients throughout the ongoing global pandemic in order to increase the Company’s potential to accelerate revenue growth. During the third quarter, the Company’s revenue growth continued to recover as COVID-19’s impact on our financial results lessened due to the continued opening of markets, offset in part by the COVID-19 variants.

Webcast
FIS will sponsor a live webcast of its earnings conference call with the investment community beginning at 8:30 a.m. (EDT) Thursday, November 4, 2021. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS
FIS is a leading provider of technology solutions for merchants, banks and capital markets firms globally. Our employees are dedicated to advancing the way the world pays, banks and invests by applying our scale, deep expertise and data-driven insights. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS ranks #241 on the 2021 Fortune 500 and is a member of Standard & Poor’s 500® Index.

To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

FIS Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, organic revenue growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings, adjusted EPS, and free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency and organic revenue growth measures adjust for the effects of exchange rate fluctuations, while organic revenue growth also adjusts for acquisitions and divestitures and excludes revenue from Corporate and Other, giving investors further insight into our performance. Finally, free cash flow provides further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

As described below, our Adjusted EBITDA and Adjusted Net Earnings measures also exclude incremental and direct costs resulting from the COVID-19 pandemic. Management believes that this adjustment may help investors understand the longer-term fundamentals of our underlying business.

Constant currency revenue represents reported operating segment revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Organic revenue growth is constant currency revenue, as defined above, for the current period compared to an adjusted revenue base for the prior period, which is adjusted to add pre-acquisition revenue of acquired businesses for a portion of the prior year matching the portion of the current year for which the business was owned, and subtract pre-divestiture revenue for divested businesses for the portion of the prior year matching the portion of the current year for which the business was not owned, for any acquisitions or divestitures by FIS. When referring to organic revenue growth, revenues from our Corporate and Other segment, which is comprised of revenue from non-strategic businesses, are excluded.

Adjusted EBITDA reflects net earnings before interest, other income (expense), taxes, equity method investment earnings (loss), and depreciation and amortization, and excludes certain costs and other transactions that management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. It also excludes incremental and direct costs resulting from the COVID-19 pandemic. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the impact of certain costs and other transactions which management deems non-operational in nature, the removal of which improves comparability of operating results across reporting periods. It also excludes the impact of acquisition-related purchase accounting amortization and equity method investment earnings (loss), both of which are recurring. It also excludes incremental and direct costs resulting from the COVID-19 pandemic.

Adjusted EPS reflects adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Free cash flow reflects net cash provided by operating activities, adjusted for the net change in settlement assets and obligations and excluding certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows, including incremental and direct costs resulting from the COVID-19 pandemic, less capital expenditures excluding capital expenditures related to the Company’s new headquarters. Free cash flow does not represent our residual cash flow available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the specific adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements

This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about anticipated financial outcomes, including any earnings guidance or projections of the Company, projected revenue or expense synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases, the Company’s sales pipeline and anticipated profitability and growth, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, are forward-looking statements. These statements relate to future events and our future results and involve a number of risks and uncertainties. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.

Actual results, performance or achievement could differ materially from those contained in these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•the outbreak or recurrence of the novel coronavirus and any related variants (“COVID-19”) and measures to reduce its spread, including the impact of governmental or voluntary actions such as business shutdowns and stay-at-home orders in certain geographies;
•the duration, including any recurrence, of the COVID-19 pandemic and its impacts, including reductions in consumer and business spending, and instability of the financial markets in heavily impacted areas across the globe;
•the economic and other impacts of COVID-19 on our clients which affect the sales of our solutions and services and the implementation of such solutions;
•the risk of losses in the event of defaults by merchants (or other parties) to which we extend credit in our card settlement operations or in respect of any chargeback liability, either of which could adversely impact liquidity and results of operations;
•changes in general economic, business and political conditions, including those resulting from COVID-19 or other pandemics, intensified international hostilities, acts of terrorism, changes in either or both the United States and international lending, capital and financial markets and currency fluctuations;
•the risk that other acquired businesses will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;
•the risk that cost savings and other synergies anticipated to be realized from other acquisitions may not be fully realized or may take longer to realize than expected;
•the risks of doing business internationally;
•the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;
•the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;
•changes in the growth rates of the markets for our solutions;
•the amount, declaration and payment of future dividends is at the discretion of our Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, the duration and impact of the COVID-19 pandemic, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions;
•failures to adapt our solutions to changes in technology or in the marketplace;
•internal or external security breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;
•the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;
•the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;
•the risk that policies and resulting actions of the current administration in the U.S. may result in additional regulations and executive orders, as well as additional regulatory and tax costs;
•competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;

•the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;
•an operational or natural disaster at one of our major operations centers;
•failure to comply with applicable requirements of payment networks or changes in those requirements;
•fraud by merchants or bad actors; and
•other risks detailed in the “Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, in our quarterly reports on Form 10-Q and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	Nathan Rozof, CFA, 904.438.6918
Chief Marketing Officer	Executive Vice President
FIS Global Marketing and Corporate Communications	FIS Corporate Finance and Investor Relations
Ellyn.Raftery@fisglobal.com	Nathan.Rozof@fisglobal.com

Fidelity National Information Services, Inc.
Earnings Release Supplemental Financial Information
November 4, 2021

Exhibit A    Condensed Consolidated Statements of Earnings - Unaudited for the three and nine months ended September 30, 2021 and 2020

Exhibit B    Condensed Consolidated Balance Sheets - Unaudited as of September 30, 2021 and December 31, 2020

Exhibit C    Condensed Consolidated Statements of Cash Flows - Unaudited for the nine months ended September 30, 2021 and 2020

Exhibit D    Supplemental Non-GAAP Financial Information - Unaudited for the three and nine months ended September 30, 2021 and 2020

Exhibit E    Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three and nine months ended September 30, 2021 and 2020

Exhibit F    Supplemental GAAP to Non-GAAP Reconciliations on Guidance - Unaudited for the full year ended December 31, 2021

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS — UNAUDITED
(In millions, except per share amounts)
Exhibit A

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Revenue	$3,507	$3,197	$10,205	$9,236
Cost of revenue	2,178	2,104	6,431	6,238
Gross profit	1,329	1,093	3,774	2,998
Selling, general, and administrative expenses	989	862	2,972	2,613
Asset impairments	202	—	202	—
Operating income	138	231	600	385
Other income (expense):
Interest expense, net	(46)	(84)	(169)	(252)
Other income (expense), net	110	(4)	(58)	31
Total other income (expense), net	64	(88)	(227)	(221)
Earnings before income taxes and equity method investment earnings (loss)	202	143	373	164
Provision (benefit) for income taxes	41	121	246	94
Equity method investment earnings (loss)	—	—	6	(9)
Net earnings	161	22	133	61
Net (earnings) loss attributable to noncontrolling interest	(3)	(2)	(7)	(7)
Net earnings attributable to FIS common stockholders	$158	$20	$126	$54

Net earnings per share-basic attributable to FIS common stockholders	$0.26	$0.03	$0.20	$0.09
Weighted average shares outstanding-basic	613	620	618	618
Net earnings per share-diluted attributable to FIS common stockholders	$0.26	$0.03	$0.20	$0.09
Weighted average shares outstanding-diluted	619	627	623	626

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(In millions, except per share amounts)

		Exhibit B

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$1,390	$1,959
Settlement deposits and merchant float	3,572	3,252
Trade receivables, net	3,468	3,314
Settlement receivables	761	662
Other receivables	331	317
Prepaid expenses and other current assets	489	394
Total current assets	10,011	9,898
Property and equipment, net	846	887
Goodwill	52,796	53,268
Intangible assets, net	12,040	13,928
Software, net	3,141	3,370
Other noncurrent assets	1,921	1,574
Deferred contract costs, net	935	917
Total assets	$81,690	$83,842

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$2,470	$2,482
Settlement payables	5,342	4,934
Deferred revenue	868	881
Short-term borrowings	3,484	2,750
Current portion of long-term debt	463	1,314
Total current liabilities	12,627	12,361
Long-term debt, excluding current portion	15,833	15,951
Deferred income taxes	4,118	4,017
Other noncurrent liabilities	1,767	1,967
Deferred revenue	52	59
Total liabilities	34,397	34,355

Redeemable noncontrolling interest	176	174

Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	46,366	45,947
Retained earnings	2,840	3,440
Accumulated other comprehensive earnings (loss)	156	57
Treasury stock, at cost	(2,263)	(150)
Total FIS stockholders’ equity	47,105	49,300
Noncontrolling interest	12	13
Total equity	47,117	49,313
Total liabilities, redeemable noncontrolling interest and equity	$81,690	$83,842

FIDELITY NATIONAL INFORMATION SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(In millions)

		Exhibit C

	Nine months ended September 30,
	2021	2020
Cash flows from operating activities:
Net earnings	$133	$61
Adjustment to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	2,981	2,760
Amortization of debt issue costs	22	24
Asset impairments	202	—
Loss (gain) on sale of businesses, investments and other	(233)	3
Loss on extinguishment of debt	528	—
Stock-based compensation	320	182
Deferred income taxes	(35)	(24)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	(229)	78
Settlement activity	575	594
Prepaid expenses and other assets	(350)	(169)
Deferred contract costs	(323)	(354)
Deferred revenue	(12)	(50)
Accounts payable, accrued liabilities and other liabilities	118	(81)
Net cash provided by operating activities	3,697	3,024

Cash flows from investing activities:
Additions to property and equipment	(193)	(186)
Additions to software	(684)	(652)
Acquisitions, net of cash acquired	—	(469)
Net proceeds from sale of businesses and investments	370	—
Other investing activities, net	(90)	92
Net cash provided by (used in) investing activities	(597)	(1,215)

Cash flows from financing activities:
Borrowings	40,569	37,125
Repayment of borrowings and other financing obligations	(40,644)	(37,646)
Debt issuance costs	(74)	—
Net proceeds from stock issued under stock-based compensation plans	87	302
Treasury stock activity	(2,113)	(102)
Dividends paid	(724)	(650)
Other financing activities, net	(138)	(222)
Net cash provided by (used in) financing activities	(3,037)	(1,193)

Effect of foreign currency exchange rate changes on cash	(57)	8
Net increase (decrease) in cash and cash equivalents	6	624
Cash and cash equivalents, beginning of period	4,030	3,211
Cash and cash equivalents, end of period	$4,036	$3,835

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP ORGANIC REVENUE GROWTH — UNAUDITED
(In millions)

					Exhibit D

	Three months ended September 30,
	2021			2020
			Constant
			Currency		Organic
	Revenue	FX	Revenue	Revenue	Growth (1)
Merchant Solutions	$1,161	$(17)	$1,144	$1,017	13%
Banking Solutions	1,610	(4)	1,606	1,488	8%
Capital Market Solutions	654	(6)	647	587	10%
Corporate and Other	82	—	82	105
Total	$3,507	$(27)	$3,479	$3,197	10%

	Nine months ended September 30,
	2021			2020
			Constant
			Currency		Organic
	Revenue	FX	Revenue	Revenue	Growth (1)
Merchant Solutions	$3,303	$(70)	$3,233	$2,764	17%
Banking Solutions	4,729	(21)	4,708	4,394	7%
Capital Market Solutions	1,908	(28)	1,880	1,777	6%
Corporate and Other	265	(3)	262	301
Total	$10,205	$(122)	$10,083	$9,236	10%

Amounts in tables may not sum or calculate due to rounding.

(1)Organic growth excludes the impact of foreign currency exchange rates in the current period, acquisition or divestiture impact from the prior periods (which was not meaningful in the periods presented), and Corporate and Other revenue from the current and prior periods.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL NON-GAAP CASH FLOW MEASURES — UNAUDITED
(In millions)

Exhibit D (continued)

	Three months ended	Nine months ended
	September 30, 2021	September 30, 2021
Net cash provided by operating activities	$1,833	$3,697
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	117	383
Settlement activity	(565)	(575)
Adjusted cash flows from operations	1,385	3,505
Capital expenditures (2)	(238)	(797)
Free cash flow	$1,147	$2,708

	Three months ended	Nine months ended
	September 30, 2020	September 30, 2020
Net cash provided by operating activities	$1,411	$3,024
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	140	438
Settlement activity	(422)	(594)
Adjusted cash flows from operations	1,129	2,868
Capital expenditures (2)	(263)	(808)
Free cash flow	$866	$2,060

Free cash flow reflects adjusted cash flows from operations less capital expenditures (additions to property and equipment and additions to software, excluding capital spend related to the construction of our new headquarters). Free cash flow does not represent our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

(1)Adjusted cash flows from operations and free cash flow for the three and nine months ended September 30, 2021 and 2020 exclude cash payments for certain acquisition, integration and other costs (see Note 2 to Exhibit E), net of related tax impact. The related tax impact totaled $20 million and $23 million for the three months and $65 million and $70 million for the nine months ended September 30, 2021 and 2020, respectively.

(2)Capital expenditures for free cash flow exclude capital spend related to the construction of our new headquarters totaling $27 million and $9 million for the three months and $80 million and $30 million for the nine months ended September 30, 2021 and 2020, respectively.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net earnings attributable to FIS common stockholders	$158	$20	$126	$54
Provision (benefit) for income taxes	41	121	246	94
Interest expense, net	46	84	169	252
Other, net	(107)	6	59	(15)

Operating income, as reported	138	231	600	385
Depreciation and amortization, excluding purchase accounting amortization	344	238	918	705
Non-GAAP adjustments:
Purchase accounting amortization (1)	714	693	2,063	2,055
Acquisition, integration and other costs (2)	187	195	629	616
Asset impairments (3)	202	—	202	—
Adjusted EBITDA	$1,585	$1,357	$4,412	$3,761

See Notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Earnings before income taxes and equity method investment earnings (loss)	$202	$143	$373	$164
(Provision) benefit for income taxes	(41)	(121)	(246)	(94)
Equity method investment earnings (loss)	—	—	6	(9)
Net (earnings) loss attributable to noncontrolling interest	(3)	(2)	(7)	(7)
Net earnings attributable to FIS common stockholders	158	20	126	54
Non-GAAP adjustments:
Purchase accounting amortization (1)	714	693	2,063	2,055
Acquisition, integration and other costs (2)	247	195	689	622
Asset impairments (3)	202	—	202	—
Non-operating (income) expense (4)	(110)	4	58	(31)
Equity method investment (earnings) loss (5)	—	—	(6)	9
Tax rate change (6)	—	103	178	103
(Provision) benefit for income taxes on non-GAAP adjustments	(141)	(128)	(423)	(405)
Total non-GAAP adjustments	912	867	2,761	2,353
Adjusted net earnings	$1,070	$887	$2,887	$2,407

Net earnings per share-diluted attributable to FIS common stockholders	$0.26	$0.03	$0.20	$0.09
Non-GAAP adjustments:
Purchase accounting amortization (1)	1.15	1.11	3.31	3.28
Acquisition, integration and other costs (2)	0.40	0.31	1.11	0.99
Asset impairments (3)	0.33	—	0.32	—
Non-operating (income) expense (4)	(0.18)	0.01	0.09	(0.05)
Equity method investment (earnings) loss (5)	—	—	(0.01)	0.01
Tax rate change (6)	—	0.16	0.29	0.16
(Provision) benefit for income taxes on non-GAAP adjustments	(0.23)	(0.20)	(0.68)	(0.65)
Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.73	$1.42	$4.63	$3.85
Weighted average shares outstanding-diluted	619	627	623	626

Amounts in table may not sum or calculate due to rounding.

See Notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED
(In millions, except per share amounts)

Exhibit E (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three and nine months ended September 30, 2021 and 2020.

The adjustments are as follows:

(1)This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, trademarks and tradenames, and technology assets. For the three and nine months ended September 30, 2021, this item also includes $42 million of incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain acquired software driven by the Company's Platform initiatives that primarily include enabling clients to easily consume the breadth of our capabilities using microservices as well as process automation and consolidation of technology platforms to speed new solution and service innovation over approximately the next three years. The Company has excluded the impact of purchase price amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

(2)This item represents acquisition and integration costs primarily related to the acquisition of Worldpay as well as certain other costs, including costs associated with the Company's Platform initiatives, described in Note (1), totaling $64 million for the three and nine months ended September 30, 2021. This item also includes costs related to data center consolidation activities totaling $4 million and $20 million for the three months and $32 million and $60 million for the nine months ended September 30, 2021 and 2020, respectively. The Company also recorded incremental charges directly related to COVID-19 of $14 million and $41 million for the three months and $33 million and $56 million for the nine months ended September 30, 2021 and 2020, respectively. For the nine months ended September 30, 2021, this item also includes $104 million in accelerated stock compensation expense to reflect the impact of establishing a Qualified Retirement Equity Program that modified unvested equity awards outstanding at January 1, 2021. For the three and nine months ended September 30, 2021, for purposes of calculating Adjusted net earnings, this item also includes $60 million of incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain software and deferred contract cost assets driven by the Company's Platform initiatives, described in Note (1), which were instituted in the third quarter.

(3)For the three and nine months ended September 30, 2021, this item represents impairment of certain software and deferred contract cost assets driven by the Company's Platform initiatives described in Note (1).

(4)Non-operating (income) expense primarily consists of other income and expense items outside of the Company's operating activities, including fair value adjustments on certain non-operating assets and liabilities and foreign currency transaction remeasurement gains and losses. For the three and nine months ended September 30, 2021, this item includes net gains on equity security investments without readily determinable fair values of $126 million and $214 million, respectively. For the nine months ended September 30, 2021, this item also includes $225 million related to the gain on the sale of our equity ownership interest in Cardinal Holdings, LP and a loss on extinguishment of debt of approximately $528 million relating to tender premiums, make-whole amounts, and fees; the write-off of unamortized bond discounts and debt issuance costs; and losses on related derivative instruments.

(5)This item represents our equity method investment earnings or loss and was predominantly due to our equity ownership interest in Cardinal Holdings, LP, which was sold on April 29, 2021.

(6)For the nine months ended September 30, 2021, this item represents the one-time net remeasurement of certain deferred tax liabilities due to the increase in the U.K. corporate statutory tax rate from 19% to 25% effective April 1, 2023, enacted on June 10, 2021. For the 2020 periods, this item represents the one-time net remeasurement of certain deferred tax liabilities due to the increase in the U.K. corporate statutory tax rate from 17% to 19% enacted on July 22, 2020.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS ON GUIDANCE — UNAUDITED
(In millions, except per share amounts)
Exhibit F

	Year ended
	December 31, 2021
	Low	High

Net earnings per share-diluted attributable to FIS common stockholders	$0.70	$0.80

Estimated adjustments (1)	5.80	5.80

Adjusted net earnings per share-diluted attributable to FIS common stockholders	$6.50	$6.60

(1)Estimated adjustments include purchase accounting amortization, acquisition, integration and other costs, asset impairments, equity method investment earnings (loss) and other items, net of tax impact.